EXHIBIT 23.1

March 27, 2008

To Whom It May Concern:

We hereby consent to the incorporation by reference of the Annual Report on Form 10-KSB of PTS, Inc. in the Form S-8 dated March 7, 2005, as amended by Exhibit 99.1 in the 2007 Form 10-KSB, for the year ended December 31, 2005 for our report dated April 16, 2006 and for the years ended December 31, 2007 and 2006 of our reports dated March 27, 2008.

/s/ Lynda K. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC
Las Vegas, NV